UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

VIVUS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On June 17, 2013, VIVUS, Inc., or the Company or VIVUS, released a letter to the Company’s stockholders updating the stockholders on recent developments in the Company’s business and urging them to vote for the Company’s director nominees at the Company’s 2013 Annual Meeting of Stockholders.  The letter is being mailed to the Company’s stockholders.  A copy of the letter is attached as Exhibit 1.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

June 17, 2013

ATTENTION VIVUS STOCKHOLDERS:

SUPPORT YOUR BOARD OF DIRECTORS AND MANAGEMENT TEAM
AT THIS CRITICAL TIME

PROTECT THE VALUE OF YOUR INVESTMENT IN VIVUS

VOTE THE GOLD PROXY CARD TODAY

VIVUS stockholders face an important decision at the upcoming 2013 VIVUS Annual Meeting of Stockholders.  Your Board of Directors and management team have made substantial progress in laying the foundation for Qsymia®, and now we are poised to drive future sales by providing broad access to the millions of patients whose lives would benefit from this important therapy.  While much progress has already been made, careful and timely execution of the next phase of our retail commercialization plan will be critical to the success of VIVUS. This phase of our retail commercialization plan, after REMS modification, requires a major pharmaceutical company to reach the primary care physicians.  As such, we are in discussions with large pharmaceutical companies to explore opportunities as to how we may work together to maximize sales of Qsymia.  We strongly believe that electing First Manhattan Co.’s (“FMC”) nominees at the Annual Meeting will jeopardize the progress we are making, and will throw VIVUS into turmoil.

At this critical juncture in the Company’s history, FMC, which owns less than 10% of the Company’s stock, is trying to seize control of 100% of the VIVUS Board and your company.  We strongly urge you not to jeopardize the important progress your Board and management team are making and risk your investment.

PROTECT THE VALUE OF YOUR INVESTMENT: Support your Board and management team by voting the GOLD proxy card TODAY.  Vote today by Internet, by telephone or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided.  THE CHOICE IS CLEAR.

REPLACING YOUR BOARD AND MANAGEMENT AT THIS CRITICAL JUNCTURE JEOPARDIZES THE PROGRESS WE HAVE MADE TO MAKE QSYMIA THE LEADING DRUG FOR MEDICAL OBESITY

Your Board and management have been laying the foundation for Qsymia to become the leading drug in the medical obesity market.  Important progress is being made during the critical retail launch implementation phase:

•                  Expanding patient access to retail pharmacies.  The initial launch of Qsymia was substantially restricted by the FDA-mandated mail-order only distribution.  In April 2013, we achieved FDA approval of the REMS modification that will allow VIVUS to broaden the restricted distribution of Qsymia from four mail-order pharmacies to thousands of certified retail pharmacies by mid-July 2013.  The REMS modification was a critical milestone because it enables a consumer launch and direct to consumer (DTC) advertising.

o                 It is essential that we continue to broaden patient access to Qsymia by expanding the number of retail pharmacies.  Expanded access will simplify physician prescribing and allow patients to fill their prescriptions conveniently at their local pharmacies.  Our ongoing management of the implementation is required due to the complexity of the Qsymia REMS.  We are currently focused on contracting, educating, and certifying new retail pharmacies.

o                 We are also working with the FDA on our initial DTC campaign, which we are planning to launch in Fall 2013.

Supporting FMC will jeopardize the progress we have made for our expansion to retail pharmacies and our outreach to patients.

•                  Broadening payor reimbursement.  With the addition of major pharmacy benefit managers (“PBMs”) such as Express Scripts and Medco Health Solutions, we have obtained coverage of Qsymia for approximately 36% of the 160 million people in the U.S. with private or self insurance.  Furthermore, the Veterans Administration recently became the first governmental entity to grant access to Qsymia.

o                 While these are notable accomplishments, substantial additional work is underway with PBMs, insurance companies and public policy makers to gain broader reimbursement.  We continue to work with insurance companies to ensure that they understand the clinical benefits and cost effectiveness of Qsymia to support coverage.

Supporting FMC will jeopardize the ongoing progress we are making with insurance companies.

•                  In discussions with large pharmaceutical companies.  To expand Qsymia’s presence with primary care physicians, we are in discussions with large pharmaceutical companies.

o                 Our Board has key industry relationships as well as valuable deal experience that we are leveraging in our ongoing discussions with large pharmaceutical companies.

o                 The Board and management team remain open to pursuing all options to maximize stockholder value.

Supporting FMC will jeopardize these ongoing discussions.

THE VIVUS MANAGEMENT TEAM IS BEST EQUIPPED TO EXECUTE THROUGH THIS CRITICAL PHASE OF OUR COMMERCIALIZATION PROCESS.  CHANGING THE BOARD AND MANAGEMENT WILL PUT YOUR INVESTMENT AT RISK

•                  Your management team has the deep understanding of Qsymia that is necessary to make it a top selling drug.

o                 Your management team has the institutional knowledge of Qsymia that is necessary to achieve the optimal transaction with a large pharmaceutical company.

o                 Your management team’s historical perspective of the clinical development program for Qsymia is essential as we continue to execute on our commercialization plan.

o                 Your management team has built trust with the FDA, the medical community, thought-leaders and payors; all necessary for the future success of Qsymia.

Supporting FMC risks removing a Board and management team with the institutional knowledge necessary to make Qsymia a successful brand.

•                  Investors have shown confidence in VIVUS and its management by committing more than $350 million to the Company over the last three months.

o                 Your management team has capitalized VIVUS for success.

o                 With more than $400 million in pro-forma cash and investments on our balance sheet as of March 31, 2013, we are well-positioned to execute our commercial strategy and negotiate with large pharmaceutical companies from a position of strength.

Supporting FMC risks the successful execution of our commercial strategy and ongoing negotiations.

VIVUS’S HIGHLY INDEPENDENT BOARD HAS THE RIGHT COMMERCIAL AND TRANSACTIONAL EXPERIENCE TO GUIDE VIVUS
AND REPRESENT THE INTERESTS OF ALL STOCKHOLDERS

•                  VIVUS has added four highly qualified, independent Board members over the last 14 months.

o                 J. Martin Carroll, former President and Chief Executive Officer of Boehringer Ingelheim US;

o                 Ernest Mario, Ph.D., former Chairman and Chief Executive Officer of ALZA Corporation and previously Chief Executive of Glaxo Holdings;

o                 Jorge Plutzky, M.D., a world-renowned cardiometabolic clinician, researcher and scientist and Director of The Vascular Disease Prevention Program in the Cardiovascular Medicine Division at Brigham and Women’s Hospital/Harvard Medical School; and

o                 Robert N. Wilson, former Company Group Chairman, Pharmaceuticals and Senior Vice Chairman of the Board of Directors of Johnson & Johnson.

•                  Your Board is comprised of proven leaders with expertise and key relationships in the pharmaceutical industry.

o                 VIVUS directors have extensive experience launching drugs and structuring relationships with large pharmaceutical companies, which is critical to the commercialization of Qsymia and ongoing discussions with large pharmaceutical companies.

Supporting FMC risks removing highly qualified directors who have the necessary expertise and relationships to drive the success of VIVUS.

WITH LESS THAN A 10% OWNERSHIP STAKE IN VIVUS AND NO PLAN, FMC IS SEEKING CONTROL OF 100% OF YOUR BOARD AND YOUR INVESTMENT

•                  Don’t let FMC derail the significant progress we are making.

o                 FMC has failed to articulate what they would do differently from what VIVUS is already doing.

o                 We believe that supporting FMC would likely throw the Company into turmoil at a critical juncture, derailing the Company’s recent progress and putting your investment in VIVUS at risk.

o                 If elected, FMC’s director nominees would have fiduciary obligations to the Company’s stockholders; however, we strongly believe that it is not in the best interests of VIVUS stockholders for the entire slate of director nominees to be selected by a single stockholder who owns less than 10% of the Company’s stock.

o                 FMC’s nominees have minimal relevant experience.  They lack experience in medical obesity and pharmaceutical commercialization — two areas critical for VIVUS.

Changing the VIVUS Board and management team risks the successful retail commercialization of Qsymia and may delay or significantly disrupt ongoing discussions your Board and management team are having with large pharmaceutical companies.

VOTE FOR THE VIVUS NOMINEES ON THE GOLD PROXY CARD TODAY

Your vote is extremely important, no matter how many or how few shares you own. Protect your investment in VIVUS by voting the GOLD proxy card.

We urge you to vote today by Internet, by telephone or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any proxy card sent to you by FMC.  If you have already voted a white proxy card sent to you by FMC, you have every right to change that vote by simply voting a later-dated GOLD proxy card.  Please review our proxy materials and other stockholder communications at www.vivus.com.

Sincerely,

/s/ Leland F. Wilson
Leland F. Wilson
Chief Executive Officer

If you have any questions, or would like assistance

in voting your GOLD proxy card please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the implementation of our REMS amendment and expansion to retail distribution, the broadening payor reimbursement, the expansion of Qsymia’s primary care presence, the outcomes of our discussions with pharmaceutical companies and our strategic and franchise-specific pathways for Qsymia. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.